Allstate Life Insurance Company of New York
A Stock Company
Home Office: {878 Veterans Memorial Highway, Hauppauge, New York 11788-3089}

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

Insured:	{John Doe}
Payment Class:	{Standard Non-Smoker}
Issue Age:	{35}	Face Amount:	{$100,000}
Sex:	{Male}	Issue Date:	{01/01/2016}
Policy Number:	{Specimen}	Monthly Activity Day:	{1st Day of the Month}

THIS IS A LEGAL CONTRACT—READ IT CAREFULLY

Allstate Life Insurance Company of New York will pay the death benefit upon receipt of due proof of the death of the insured, subject to the terms and conditions of this policy. Minimum initial payment is required to issue this policy. Payments are flexible for life. This policy does not pay dividends.

The amount or duration of the death benefit provided by this policy when based on the investment experience of the separate account is variable and not guaranteed as to a fixed dollar amount. The policy value resulting from premium payments allocated to the separate account will decrease and increase based on the investment experience of the separate account.

Continuation of coverage past the insured’s age 121 may disqualify the insurance for favorable tax treatment. Please seek the advice of your tax specialist.

Please examine the application. This policy is issued based upon the answers in the attached application. If all answers are not complete and true to the best of the applicant’s knowledge and belief, the policy may be affected.

Right to Examine Your Policy
You may cancel this policy by returning it to Allstate Life Insurance Company of New York, or our agent, within 30 days after you receive it. Upon such delivery or mailing of the cancelled policy, the policy will be void as of the issue date. Return of the policy by mail is effective on being postmarked, properly addressed and postage prepaid. We will return all payments, less any policy debt and/or withdrawals, made for this policy to you, unless this policy is replacing an existing life insurance policy or annuity contract.

If this policy is a replacement of an existing policy or contract as defined by state law, you may cancel it within 60 days after you receive it by returning it to Allstate Life Insurance Company of New York, or our agent as described above. Upon receipt of your cancellation request, we will refund to you an amount equal to:

1.	Any net premium allocated to the fixed account; plus

2.	The value of the amounts allocated to any separate accounts, as calculated on the date the returned policy is received by us or our agent; plus

3.	Any premium expense charges, policy fees, or other charges deducted under the policy.

The refund will be reduced by any withdrawals taken from the fixed account and any outstanding policy debt.
Angela Fontana                            Mary Jane Fortin
Secretary President

NYLU16-                    Page 1

TABLE OF CONTENTS
Policy Data	Page 3
Definitions	Page 12
Death Benefit	Page 5
Beneficiary	Page 6
Ownership	Page 6
Premium Payment	Page 7
Account Provisions	Page 8
Policy Value	Page 10
Surrender Value	Page 11
Loans	Page 13
Other Terms of Your Policy	Page 13
Application	Insert
Riders (if any)	Insert

NYLU16-                    Page 2

POLICY
Insured:	{John Doe}
Payment Class:	{Standard Non-Smoker}
Issue Age:	{35}	Face Amount:	{$100,000}
Sex:	{Male}	Issue Date:	{01/01/2016}
Policy Number:	{Specimen}	Monthly Activity Day:	{1st Day of the Month}

BENEFIT DESCRIPTION
Description	Year of Expiry*
Flexible Premium Variable Adjustable Life Insurance -{Death Benefit Option 1}	Life
{Overloan Protection Rider	Life}
{Continuation of Payment Rider • Monthly Disability Benefit - ${91.66} • The cost of this rider is $ {4.75} per month.}	{01/01/2046}
{Accidental Death Benefit Rider - $ {50,000} • The cost of this rider is $ {8.33} per month.}	{01/01/2051}
{Guaranteed Insurability Rider - $ {50,000} • The cost of this rider is $ {6.00} per month.}	{01/01/2051}
{Children's Level Term Insurance Rider - $ {10,000} • The cost of this rider is $ {5.00} per month.}	{01/01/2046}
{Accelerated Death Benefit Rider for Terminal Illness	Life}

PAYMENT INFORMATION
Minimum Initial Payment	{$91.66}
Planned {Annual} Payment	{$1,200.00}

The payment of a monthly safety net premium of {$91.66}, on or before each monthly activity day, is guaranteed to keep this policy in force for a safety net period of {20} years, assuming no loans or withdrawals are taken and no policy changes are made. At the end of the safety net period, an additional lump sum payment may be required to keep this policy in force. You may contact us for additional information.

We have the right to change the interest credited to this policy, the cost of insurance and other expense charges deducted under this policy. Additional amounts are non-forfeitable after they have been credited to this policy, except indirectly due to surrender charges.

*Benefits shown may not be in effect to the expiry date listed because current cost of insurance and interest rates are not guaranteed, the investment performance of the funds in the separate account may be negative, policy loans and partial withdrawals may be taken, and changes to the face amount or death benefit option may be made. In addition, if premiums are not paid as planned or any other policy changes are made, the benefits listed may not reach the expiry date listed.

NYLU16-                    Page 3

SEPARATE ACCOUNT
Allstate Life of New York Variable Life Separate Account A

INTEREST RATES
Annual Interest Rates:
Fixed Account Guaranteed Minimum Interest Rate	2.00%
Paid-Up Endowment at Age 121 Interest Rate	{4.00%}
Loan Credited Rate	{2.00%}
Loan Interest Rate Charges
• On Preferred Loans	{2.00%}
• On Standard Loans	{3.00%}

EXPENSE AND SURRENDER CHARGES
Expense Charges:
Maximum Monthly Mortality and Expense Risk Charge
• Policy Year 1-10	{0.058%}
• Policy Year 11+	{0.024%}
Maximum Monthly Policy Fee	{$15.00}
Premium Expense Charge	{6.50%}
Monthly Per $1000 of Face Amount Charge: Tier 1
• Policy Year 1-30	{$0.12}
• Policy Year 31+	{$0.00}
Monthly Per $1000 of Face Amount Charge: Tier 2
• Policy Year 1-30	{$0.06}
• Policy Year 31+	{$0.00}
Partial Withdrawal Service Fee	{$25.00}
Minimum Transfer Amount	{$100.00}

Surrender Charges:

Policy Year	Amount of Charge	Policy Year	Amount of Charge
1	{$1,137.00}	7	{$784.53}
2	{$1,057.41}	8	{$659.46}
3	{$989.19}	9	{$454.80}
4	{$932.34}	10	{$227.40}
5	{$875.49}	11	{$0.00}
6	{$830.01}

New York State Department of Financial Services telephone number: {800-342-3736}

NYLU16-                    Page 4

SURRENDER CHARGE FACTORS AGES 0 – 40

Attained Age	Male PE	Male P-	Male Std. NS	Male P-SM	Male Std. SM	Male Juvenile
0	N/A	N/A	N/A	N/A	N/A	4.88
1	N/A	N/A	N/A	N/A	N/A	4.92
2	N/A	N/A	N/A	N/A	N/A	5.02
3	N/A	N/A	N/A	N/A	N/A	5.23
4	N/A	N/A	N/A	N/A	N/A	5.44
5	N/A	N/A	N/A	N/A	N/A	5.64
6	N/A	N/A	N/A	N/A	N/A	5.77
7	N/A	N/A	N/A	N/A	N/A	5.92
8	N/A	N/A	N/A	N/A	N/A	6.06
9	N/A	N/A	N/A	N/A	N/A	6.11
10	N/A	N/A	N/A	N/A	N/A	6.12
11	N/A	N/A	N/A	N/A	N/A	6.26
12	N/A	N/A	N/A	N/A	N/A	6.32
13	N/A	N/A	N/A	N/A	N/A	6.32
14	N/A	N/A	N/A	N/A	N/A	6.32
15	N/A	N/A	N/A	N/A	N/A	6.32
16	N/A	N/A	N/A	N/A	N/A	6.32
17	N/A	N/A	N/A	N/A	N/A	6.32
18	6.32	6.32	6.32	9.02	9.02	6.32
19	6.39	6.39	6.39	9.22	9.22	6.39
20	6.40	6.40	6.40	9.28	9.28	6.40
21	6.48	6.48	6.48	9.49	9.49	6.48
22	6.56	6.56	6.56	9.70	9.70	6.56
23	6.60	6.60	6.60	9.86	9.86	6.60
24	6.70	6.70	6.70	10.13	10.13	6.70
25	6.82	6.82	6.82	10.33	10.33	6.82
26	7.13	7.13	7.13	10.74	10.74	N/A
27	7.43	7.43	7.43	11.20	11.20	N/A
28	7.65	7.65	7.65	11.70	11.70	N/A
29	8.09	8.09	8.09	12.28	12.28	N/A
30	8.52	8.52	8.52	12.91	12.91	N/A
31	8.82	8.82	8.82	13.38	13.38	N/A
32	9.34	9.34	9.34	13.86	13.86	N/A
33	10.00	10.00	10.00	14.32	14.32	N/A
34	10.60	10.60	10.60	14.78	14.78	N/A
35	11.37	11.37	11.37	15.41	15.41	N/A
36	11.89	11.89	11.89	16.06	16.06	N/A
37	12.53	12.53	12.53	16.76	16.76	N/A
38	13.19	13.19	13.19	17.42	17.42	N/A
39	14.18	14.18	14.18	18.13	18.13	N/A
40	14.88	14.88	14.88	18.90	18.90	N/A

NYLU16-                    Page 5

SURRENDER CHARGE FACTORS AGES 41 – 80

Attained Age	Male PE	Male P-	Male Std. NS	Male P-SM	Male Std. SM	Male Juvenile
41	16.05	16.05	16.05	19.74	19.74	N/A
42	17.46	17.46	17.46	20.87	20.87	N/A
43	18.95	18.95	18.95	22.93	22.93	N/A
44	20.02	20.02	20.02	24.69	24.69	N/A
45	20.88	20.88	20.88	25.97	25.97	N/A
46	21.49	21.49	21.49	26.84	26.84	N/A
47	22.11	22.11	22.11	27.75	27.75	N/A
48	22.84	22.84	22.84	29.01	29.01	N/A
49	23.59	23.59	23.59	30.34	30.34	N/A
50	24.38	24.38	24.38	31.77	31.77	N/A
51	25.24	25.24	25.24	33.11	33.11	N/A
52	26.15	26.15	26.15	34.49	34.49	N/A
53	27.11	27.11	27.11	35.96	35.96	N/A
54	28.13	28.13	28.13	37.53	37.53	N/A
55	29.23	29.23	29.23	39.21	39.21	N/A
56	30.40	30.40	30.40	41.00	41.00	N/A
57	31.65	31.65	31.65	42.91	42.91	N/A
58	32.99	32.99	32.99	44.95	44.95	N/A
59	34.45	34.45	34.45	47.13	47.13	N/A
60	36.02	36.02	36.02	47.35	47.35	N/A
61	N/A	37.71	37.71	47.08	47.08	N/A
62	N/A	39.52	39.52	46.81	46.81	N/A
63	N/A	41.46	41.46	46.54	46.54	N/A
64	N/A	43.55	43.55	46.27	46.27	N/A
65	N/A	45.79	45.79	46.00	46.00	N/A
66	N/A	47.48	47.48	45.71	45.71	N/A
67	N/A	47.16	47.16	45.43	45.43	N/A
68	N/A	46.83	46.83	45.15	45.15	N/A
69	N/A	46.51	46.51	44.87	44.87	N/A
70	N/A	46.16	46.16	44.58	44.58	N/A
71	N/A	45.79	45.79	44.31	44.31	N/A
72	N/A	45.42	45.42	44.05	44.05	N/A
73	N/A	45.05	45.05	43.79	43.79	N/A
74	N/A	44.68	44.68	43.52	43.52	N/A
75	N/A	44.28	44.28	43.26	43.26	N/A
76	N/A	43.87	43.87	42.98	42.98	N/A
77	N/A	43.47	43.47	42.68	42.68	N/A
78	N/A	43.04	43.04	42.36	42.36	N/A
79	N/A	42.62	42.62	42.02	42.02	N/A
80	N/A	42.19	42.19	41.66	41.66	N/A

NYLU16-                    Page 6

SURRENDER CHARGE
PERCENTAGES

Male Preferred Elite Years 1 through 11

*Age	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11
18- 39	100	93	87	82	77	73	69	58	40	20	0
40-59	100	93	87	82	77	64	51	38	25	12	0
60	100	91	85	80	75	60	45	33	21	10	0

Male Preferred Non-Smoker Years 1 through 11

*Age	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11
18-39	100	93	87	82	77	73	69	58	40	20	0
40-59	100	93	87	82	77	64	51	38	25	12	0
60-80	100	91	85	80	75	60	45	33	21	10	0

Male Standard Non-Smoker Years 1 through 11

*Age	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11
18-39	100	93	87	82	77	73	69	58	40	20	0
40-59	100	93	87	82	77	64	51	38	25	12	0
60-80	100	91	85	80	75	60	45	33	21	10	0

Male Preferred Smoker Years 1 through 11

*Age	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11
18-29	100	93	87	82	77	73	69	58	40	20	0
30-49	100	93	87	82	77	64	51	38	25	12	0
50-80	100	93	87	82	77	62	48	36	23	9	0

Male Standard Smoker Years 1 through 11

*Age	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11
18-29	100	93	87	82	77	73	69	58	40	20	0
30-49	100	93	87	82	77	64	51	38	25	12	0
50-80	100	93	87	82	77	62	48	36	23	9	0

Male Juvenile Years 1 through 11

*Age	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11
0-25	100	93	87	82	77	73	69	58	40	20	0

*Age is attained age as defined in this policy.

NYLU16-                    Page 7

GUARANTEED MAXIUMUM MONTHLY COST OF INSURANCE {*}

Policy Year	Rate Per $1000	Policy Year	Rate Per $1000	Policy Year	Rate Per $1000
1	0.07667	42	2.41583	83	71.61667
2	0.08833	43	2.71333	84	75.35083
3	0.10000	44	3.04750	85	79.25667
4	0.10917	45	3.43083	86	83.33333
5	0.11583	46	3.87583
6	0.12167	47	4.38417
7	0.12917	48	4.96583
8	0.13750	49	5.64000
9	0.14583	50	6.42333
10	0.15083	51	7.33083
11	0.15583	52	8.37667
12	0.16167	53	9.56833
13	0.16750	54	10.88750
14	0.17500	55	12.30583
15	0.18333	56	13.79083
16	0.19417	57	15.29667
17	0.21000	58	16.79500
18	0.23000	59	18.24417
19	0.25083	60	19.57583
20	0.27250	61	20.96667
21	0.29333	62	22.58583
22	0.31250	63	24.32417
23	0.33250	64	26.18833
24	0.35417	65	28.14000
25	0.38083	66	30.07417
26	0.41417	67	31.92167
27	0.45833	68	33.75167
28	0.50917	69	35.53083
29	0.56750	70	37.22750
30	0.63083	71	38.80833
31	0.69917	72	40.52583
32	0.77167	73	42.69833
33	0.85167	74	44.98417
34	0.94083	75	47.38917
35	1.04417	76	49.91917
36	1.16667	77	52.58000
37	1.31167	78	55.37750
38	1.48250	79	58.31750
39	1.67917	80	61.40583
40	1.90167	81	64.64833
41	2.14667	82	68.05000

{*Applicable to change effective MM/DD/YYYY}

NYLU16-                    Page 8

Paid-Up Endowment at Age 121 - Amount per $100 of Net Surrender Value, Ages 0-40

Attained Age	Male Non-Smoker	Male Smoker	Male Juvenile	Female Non-Smoker	Female Smoker	Female Juvenile
0	N/A	N/A	935.71	N/A	N/A	1052.77
1	N/A	N/A	910.22	N/A	N/A	1024.56
2	N/A	N/A	884.75	N/A	N/A	995.97
3	N/A	N/A	859.83	N/A	N/A	967.71
4	N/A	N/A	835.52	N/A	N/A	940.16
5	N/A	N/A	811.82	N/A	N/A	913.37
6	N/A	N/A	788.72	N/A	N/A	887.39
7	N/A	N/A	766.26	N/A	N/A	862.14
8	N/A	N/A	744.37	N/A	N/A	837.52
9	N/A	N/A	723.10	N/A	N/A	813.59
10	N/A	N/A	702.42	N/A	N/A	790.33
11	N/A	N/A	682.36	N/A	N/A	767.77
12	N/A	N/A	662.89	N/A	N/A	745.84
13	N/A	N/A	644.07	N/A	N/A	724.48
14	N/A	N/A	625.97	N/A	N/A	703.76
15	N/A	N/A	608.64	N/A	N/A	683.86
16	N/A	N/A	592.13	N/A	N/A	664.81
17	N/A	N/A	576.50	N/A	N/A	646.50
18	603.75	500.07	561.72	676.47	550.30	628.77
19	588.46	487.01	547.32	657.98	535.03	611.48
20	573.56	474.31	533.31	639.95	520.17	594.64
21	559.03	461.94	519.67	622.35	505.68	578.21
22	544.80	449.90	506.37	605.20	491.56	562.20
23	530.82	438.17	493.42	588.50	477.84	546.63
24	517.12	426.74	480.80	572.22	464.53	531.53
25	503.72	415.62	468.52	556.36	451.64	516.91
26	490.56	404.76	456.51	540.92	439.08	502.66
27	477.50	394.14	444.76	525.88	426.86	488.80
28	464.64	383.74	433.24	511.28	414.96	475.29
29	452.06	373.56	421.95	497.12	403.40	462.17
30	439.72	363.62	410.91	483.36	392.18	449.43
31	427.67	353.93	400.14	469.99	381.28	437.06
32	415.98	344.50	389.67	457.00	370.71	425.06
33	404.62	335.35	379.51	444.43	360.44	413.42
34	393.62	326.48	369.66	432.28	350.54	402.13
35	383.01	317.87	360.11	420.57	341.00	391.20
36	372.79	309.52	350.86	409.25	331.80	380.62
37	362.94	301.44	341.91	398.33	322.94	370.40
38	353.44	293.62	333.26	387.75	314.41	360.50
39	344.25	286.06	324.88	377.49	306.18	350.91
40	335.31	278.78	316.77	367.50	298.20	341.61

NYLU16-                    Page 9

Paid-Up Endowment at Age 121 - Amount per $100 of Net Surrender Value, Ages 41-80

Attained Age	Male Non-Smoker	Male Smoker	Male Juvenile	Female Non-Smoker	Female Smoker	Female Juvenile
41	326.62	271.76	308.91	357.74	290.46	332.56
42	318.18	265.00	301.29	348.22	282.94	323.75
43	309.98	258.47	293.87	338.91	275.63	315.18
44	302.02	252.13	286.61	329.83	268.52	306.83
45	294.25	245.96	279.51	320.97	261.61	298.69
46	286.68	239.95	272.58	312.33	254.90	290.79
47	279.30	234.11	265.79	303.91	248.41	283.12
48	272.10	228.44	259.17	295.74	242.13	275.68
49	265.09	222.93	252.68	287.79	236.06	268.46
50	258.27	217.57	246.35	280.08	230.19	261.46
51	251.63	212.39	240.19	272.60	224.51	254.67
52	245.20	207.36	234.19	265.36	219.02	248.09
53	238.97	202.49	228.36	258.36	213.73	241.71
54	232.94	197.78	222.69	251.60	208.61	235.53
55	227.09	193.22	217.20	245.06	203.68	229.55
56	221.42	188.82	211.86	238.74	198.92	223.75
57	215.90	184.58	206.70	232.62	194.33	218.14
58	210.54	180.49	201.70	226.68	189.92	212.71
59	205.32	176.55	196.86	220.91	185.67	207.46
60	200.26	172.77	192.19	215.32	181.59	202.38
61	195.34	169.14	187.69	209.90	177.68	197.48
62	190.60	165.68	183.34	204.65	173.92	192.75
63	186.02	162.37	179.16	199.57	170.32	188.19
64	181.61	159.21	175.14	194.65	166.86	183.80
65	177.35	156.20	171.27	189.90	163.55	179.57
66	173.24	153.33	167.53	185.29	160.38	175.49
67	169.28	150.59	163.93	180.84	157.35	171.57
68	165.44	147.98	160.46	176.52	154.43	167.80
69	161.75	145.48	157.10	172.34	151.63	164.17
70	158.18	143.10	153.87	168.30	148.93	160.68
71	154.75	140.83	150.76	164.39	146.34	157.32
72	151.46	138.68	147.78	160.63	143.85	154.09
73	148.31	136.65	144.94	157.00	141.44	150.97
74	145.31	134.74	142.22	153.52	139.11	147.98
75	142.44	132.93	139.64	150.17	136.86	145.10
76	139.71	131.21	137.17	146.96	134.69	142.34
77	137.09	129.56	134.81	143.89	132.59	139.69
78	134.60	127.96	132.56	140.96	130.56	137.15
79	132.22	126.40	130.40	138.17	128.61	134.72
80	129.95	124.88	128.33	135.52	126.73	132.39

NYLU16-                    Page 10

Paid-Up Endowment at Age 121 - Amount per $100 of Net Surrender Value, Ages 81+

Attained Age	Male Non-Smoker	Male Smoker	Male Juvenile	Female Non-Smoker	Female Smoker	Female Juvenile
81	127.80	123.38	126.36	133.02	124.97	130.18
82	125.76	121.91	124.48	130.65	123.31	128.08
83	123.83	120.48	122.70	128.40	121.78	126.09
84	122.01	119.13	121.02	126.25	120.35	124.22
85	120.31	117.86	119.46	124.25	118.99	122.46
86	118.74	116.66	118.01	122.40	117.72	120.81
87	117.28	115.56	116.67	120.66	116.56	119.27
88	115.95	114.54	115.45	119.02	115.48	117.84
89	114.74	113.61	114.34	117.50	114.48	116.50
90	113.64	112.76	113.33	116.07	113.54	115.25
91	112.64	111.98	112.40	114.73	112.65	114.06
92	111.71	111.23	111.54	113.45	111.79	112.92
93	110.82	110.49	110.70	112.21	110.94	111.81
94	109.93	109.72	109.86	110.99	110.06	110.70
95	108.98	108.86	108.94	109.73	109.10	109.53
96	107.92	107.85	107.89	108.39	108.02	108.28
97	106.66	106.64	106.66	106.92	106.74	106.87
98	105.10	105.09	105.10	105.19	105.14	105.18
99	103.00	103.00	103.00	103.00	103.00	103.00
81	127.80	123.38	126.36	133.02	124.97	130.18
82	125.76	121.91	124.48	130.65	123.31	128.08
83	123.83	120.48	122.70	128.40	121.78	126.09
84	122.01	119.13	121.02	126.25	120.35	124.22
85	120.31	117.86	119.46	124.25	118.99	122.46
86	118.74	116.66	118.01	122.40	117.72	120.81
87	117.28	115.56	116.67	120.66	116.56	119.27
88	115.95	114.54	115.45	119.02	115.48	117.84
89	114.74	113.61	114.34	117.50	114.48	116.50
90	113.64	112.76	113.33	116.07	113.54	115.25
91	112.64	111.98	112.40	114.73	112.65	114.06
92	111.71	111.23	111.54	113.45	111.79	112.92
93	110.82	110.49	110.70	112.21	110.94	111.81
94	109.93	109.72	109.86	110.99	110.06	110.70
95	108.98	108.86	108.94	109.73	109.10	109.53
96	107.92	107.85	107.89	108.39	108.02	108.28
97	106.66	106.64	106.66	106.92	106.74	106.87
98	105.10	105.09	105.10	105.19	105.14	105.18
99	103.00	103.00	103.00	103.00	103.00	103.00

NYLU16-                    Page 11

DEFINITIONS
When these words are used in this policy, they have the meaning stated:

Application - The application which was signed by you requesting this policy.

Attained Age - The insured’s age on his or her last birthday as of the policy issue date and subsequent policy anniversaries. Company (we, us, our) - Allstate Life Insurance Company of New York.

Face Amount - The initial death benefit, shown on the Policy Data pages, adjusted for any changes in accordance with the terms of this policy.

Fixed Account - The portion of policy value receiving fixed interest crediting and allocated to our general account. General Account – Our company assets other than assets in separate accounts.

Grace Period - A time period of 61 days that begins on any monthly activity day where the net surrender value is less than the monthly deduction for the current policy month, except as provided in the Safety Net Premium provision.

In Force - The coverage provided by this policy is in effect.

Insured - The person whose life is covered by this policy as shown on the Policy Data pages. Issue Age - The attained age of the insured on the issue date.

Issue Date - The date the policy is issued, as shown on the Policy Data pages. It is used to determine policy years and policy months in the policy.

Loan Account - An account established for amounts transferred from the sub-accounts and the fixed account as security for outstanding policy loans.

Minimum Initial Payment - The minimum payment which must be paid to issue the policy.

Monthly Activity Day - The day of the month on which deductions are made. This date is shown on the Policy Data pages. If a month does not have that day, the deduction will be made on the last day of that month.

Net Premium - The premium paid less the premium expense charge.

Net Surrender Value - The amount you would receive upon surrender of this policy, equal to the surrender value less any policy debt.
Payment Class - The class into which the insured is placed, determined by our guidelines for providing insurance coverage. Planned Payment - As shown in the Policy Data pages, the amount you selected at the time you applied for this policy. It is not a required payment.

Policy Anniversary - The same day and month as your issue date for each subsequent year your policy remains in force. Policy Data Pages - The pages of this policy which identify specific information about the insured and the benefits. Policy Debt - The sum of all unpaid policy loans and accrued interest.

Policy Month - A one-month period beginning on the same day of the month as the issue date of the policy.

Policy Value - The sum of the values in the sub-accounts of the separate account plus the value of the fixed account, plus the loan account. The amount from which monthly deductions are made and the death benefit is determined.

Policy Year - A twelve-month period beginning on the issue date or a policy anniversary. Portfolios - The underlying fund(s) (or investment series thereof) in which the sub-accounts invest. Rider - An additional benefit attached to this policy.
Safety Net Period - The period of time the policy is guaranteed to stay in force based on the payment of the safety net premium. Separate Account - A segregated investment account of the company as shown in the Policy Data pages.

NYLU16-                    Page 12

Sub-Account - A subdivision of the separate account invested wholly in shares of one of the portfolios. Surrender Value - The policy value less any applicable surrender charges.

Valuation Date - Each day the New York Stock Exchange (“NYSE”) is open for business.

Valuation Period - The period commencing at the close of normal trading on the NYSE (currently 4:00 p.m. Eastern time) on each valuation date and ending at the close of the NYSE on the next succeeding valuation date.

You, Your - The person(s) having the rights of ownership defined in the policy.

DEATH BENEFIT
If the insured dies while this policy is in force, we will pay the death benefit when we have received due proof of death, subject to the terms and conditions of this policy. The death benefit will be reduced by any outstanding policy debt.

Death Benefit Option
While the insured is alive you may choose between two death benefit options.

If you select Option 1, the death benefit will be the greater of:

1.	The face amount on the date of death; or

2.	The percentage of the policy value shown in the Compliance with Federal Laws provision.

If you select Option 2, the death benefit will be the greater of:

1.	The face amount plus the policy value on the date of death; or

2.	The percentage of the policy value shown in the Compliance With Federal Laws provision.

The initial death benefit option selected by you is stated in the Policy Data pages. If no death benefit option is selected at the time of application, the death benefit option will be Option 1.

Change of Death Benefit Option
After the first policy year, you may request to change the death benefit option by making a written request in a form satisfactory to us. If you ask to change from Option 2 to Option 1, the face amount will be increased by the amount of the policy value. If you ask to change from Option 1 to Option 2, the face amount will be decreased by the amount of the policy value.

The change will take effect on the monthly activity day after the date we receive the written request. We will provide to you an endorsement showing the actual start date of the death benefit option change and the new face amount. We reserve the right to limit the frequency of the death benefit option changes made under this policy.

If this policy is in force on the policy anniversary following the insured's 100th birthday and Option 2 has been selected, the death benefit option will change to Option 1.

Change of Face Amount
At any time after the first policy year, you may request a change in face amount by making a written request in a form satisfactory to us. We will provide to you an endorsement showing the new face amount. The change will take effect on the monthly activity day after the date we approve the request:

1.
Increasing the face amount. You must submit a new application for an increase in face amount. We will require due proof that the insured is still insurable. The cost of insurance for the increase will be based on the payment class we determine. An increase will take effect on the monthly activity day after the date we approve the increase. We reserve the right to limit the amount of any increases made under this policy. The minimum increase amount is $10,000. An increase is not allowed after the maximum issue age. The face amount may not be increased more than once in any 12-month period.

2.	Decreasing the face amount. A decrease will take effect on the monthly activity day after the date we approve the request.
A decrease in face amount will first be applied against the most recent increase successively and finally to the initial face amount. The face amount in effect after any decrease must be at least $100,000. This minimum amount does not apply to a decrease due to a death benefit change from Option 1 to Option 2.

NYLU16-                    Page 13

A face amount decrease resulting from a partial withdrawal from net surrender value may not reduce the face amount below $25,000.

BENEFICIARY
Subject to the terms and conditions of this policy, the beneficiary will receive the death benefit when the insured dies and we have received due proof of death. The beneficiary is as stated in the application unless changed.

The two classes of beneficiaries are primary beneficiaries and contingent beneficiaries. Primary and contingent beneficiaries are individually and collectively referred to in this policy as “beneficiaries.” The beneficiaries will receive the death benefit in the following order:

1.	Primary beneficiary

2.	Contingent beneficiary.

The primary beneficiary is the beneficiary (ies) who is first entitled to receive benefits under this policy upon the death of the insured. In order to receive the death benefit, the beneficiary must be living on the earlier of:

1.	The day we receive due proof of the insured’s death, or

2.	The 15th day past the insured’s death.

If the beneficiary does not survive the insured in accordance with these requirements, we will pay the death benefit as if the beneficiary were not living when the insured dies. Unless otherwise provided by you, if none of the named beneficiaries are living when the insured dies, the death benefit will be paid to you, if living, otherwise to your estate.

We will pay the death benefit to the beneficiaries according to the most recent written instructions we have received from you. If we have not received any written instructions, we will pay the death benefit in equal shares to the named beneficiaries in the same class who are to share the funds. If there is more than one beneficiary in a class and one of the beneficiaries predeceases the insured, the remaining beneficiaries in that class will divide the deceased beneficiary’s share in proportion to the original share of the remaining beneficiaries.

You may change or add beneficiaries during the insured’s lifetime by written request in a form satisfactory to us, unless you have designated an irrevocable beneficiary. You must file the request with us. The change will take effect, unless otherwise specified by you, on the date you signed the request, subject to any payments made or actions we take prior to receipt of the request.

If you name one or more irrevocable beneficiaries, no change in the beneficiaries may be made without their consent. Any beneficiary changes not consented to by the irrevocable beneficiaries shall not change the irrevocable beneficiaries. No change which affects policy values may be made without the consent of all irrevocable beneficiaries.

No beneficiary has any rights in this policy until the insured dies.

OWNERSHIP
The insured is the owner if no other person is named in the application as owner. The owner controls the policy during the lifetime of the insured. Unless you provide otherwise, as owner, you may exercise all rights granted by the policy without the consent of anyone else. If the last named owner dies before the insured, then any contingent owner is the new owner. If no owner named in this policy is living, then the owner will be the estate of the last named owner.

You may name a new owner. You must make this request in writing in a form satisfactory to us and file it with us. Your request is effective as of the date you signed the request, subject to any action we have taken before we receive it. We may establish a limit on the maximum number of owners.

Assignment
You may assign this policy or an interest in it to another. You must do so in writing in a form satisfactory to us and file the assignment with us. When we receive an assignment on our assignment form, your rights and those of the beneficiary will be subject to the

NYLU16-                    Page 6

assignment. Unless otherwise specified by you, the assignment will take effect on the date you signed the request, subject to any payments or actions taken by us before acceptance of the request. We are not responsible for the validity of any assignment you make.

PREMIUM PAYMENT
Payments
Premiums for this policy are also referred to as payments. The planned payment and minimum initial payment are shown on the Policy Data pages. Payments are flexible. This means you may change the amount of planned payments and the time between payments. Payments are payable to us. The amount you pay will affect the policy value. If you pay too little, the policy will lapse subject to the grace period.

Allocation of Premium Payments
We will invest the net premium payments in the fixed account and the sub-accounts you selected on the application. Allocations are made according to the selections you made on the application unless you have changed your allocations in accordance with this provision. Your allocation selections must be in whole percentages from 0% to 100%. The total allocation must equal 100%. You may change your allocation percentages at any time by making a written request in a form satisfactory to us. We will establish a maximum number of sub-accounts to which you may allocate net premium payments.

All net premium payments not requiring underwriting will be allocated to the fixed account and the sub-accounts as of the date payments are received by us. Premium payments requiring underwriting will not be credited with interest or earnings. Net premium payments requiring underwriting will be allocated to the sub-accounts and fixed account as of the date underwriting approval is received and all outstanding requirements have been completed.

We reserve the right to allocate premium payments to the fixed account during the Right to Examine Your Policy period. Transfer of premiums from the fixed account at the end of the Right To Examine Your Policy period will not be considered one of your free transfers and will not be subject to the fixed account transfer restrictions described in the Transfer and Transfer Fee provision.

Grace Period
Except as provided in the Safety Net Premium provision below, if on any monthly activity day, the net surrender value is less than the monthly deduction for the current policy month, you will be given a grace period of 61 days. This policy will be in force during the grace period. If we do not receive sufficient payment by the end of the grace period, the policy will lapse. We will send a notice to the most recent address we have for you after the grace period starts, but at least 30 days before the day the policy terminates. If the insured dies during the grace period, we will deduct any due and unpaid monthly deductions and policy debt owed from the death benefit. Any premium received after the date of the insured’s death will be added to the death benefit.

Safety Net Premium
If total payments, less withdrawals and policy debt, are greater than or equal to the sum of the monthly safety net premiums from the issue date including the current month, then the policy is guaranteed to stay in force for a safety net period as shown on the Policy Data pages, even if the net surrender value becomes insufficient to cover monthly deductions.

If, at any time the total payments, less withdrawals and policy debt, are less than the sum of the monthly safety net premiums from the issue date, including the current month, the Safety Net Premium provision will no longer be in effect. Once it is not in effect, the policy will continue in force only so long as its net surrender value is sufficient to pay the monthly deductions and for any corresponding grace period. If additional payments are made that are greater than or equal to the sum of the monthly safety net premiums required, the benefits provided by the Safety Net Premium provision will become available.

Increases, decreases, withdrawals, death benefit option changes, policy loans, and additions or deletions of riders may affect the monthly safety net premium. At the end of the safety net period, an additional payment may be required to keep this policy in force. We will notify you of the payment required to resume this provision.
Reinstatement
If this policy terminates prior to the death of the insured and if this policy has not been surrendered, this policy may be reinstated, subject to our approval of the reinstatement application. To reinstate this policy you must:

1.	Make your request within five years of the date the policy entered the grace period;

NYLU16-                    Page 7

2.	Give us the proof we require that the insured is still insurable in the same payment class that the policy was issued in;

3.	Make a payment large enough to cover the unpaid monthly deductions for the grace period, and to keep the policy in force for three policy months from the date of reinstatement; and

4.	Pay or ask us to reinstate any policy debt as described in the Loans provision.

The policy value on the reinstatement date will reflect the policy value at the time of termination and payments applied at the time of reinstatement. Upon your request, the policy debt on the reinstatement date will equal the policy debt at the time of termination. Surrender charges will continue to be based on the original issue date.

As long as the safety net period shown on the Policy Data pages has not expired, the Safety Net Premium provision may also be reinstated at the time the policy is reinstated by paying:

1.	The sum of the monthly safety net premiums from the issue date to the end of the grace period including the month of termination and the month of reinstatement, minus

2.Total payments made since the issue date, less any withdrawals and outstanding policy debt, as of the time of lapse. Additional subsequent payments may be needed to maintain the Safety Net Premium provision.

The effective date of reinstatement will be the date we approve the request for reinstatement. When this policy is reinstated, a new two-year contestable period will apply with respect to material misrepresentations made in the application for reinstatement. The contestable period is explained in the Incontestability provision of this policy.

ACCOUNT PROVISIONS
Separate Account
The separate account is a segregated investment account to which we allocate assets contributed under this and certain other life insurance policies. The assets of the separate account will be valued at least as often as any policy benefits vary, but at least monthly. Our determination of the value of the accumulation unit by the method described in this policy will be conclusive. Income, gains, and losses, whether or not realized, from assets allocated to the separate account shall be credited to or charged against such account without regard to our other income, gains, or losses.

Our Rights to the Separate Account
We will have exclusive and absolute ownership and control of the assets of our separate account. The assets of the separate account will be available to cover the liabilities of our general account only to the extent those assets exceed the liabilities of that separate account arising under the variable life policies supported by that separate account.

We reserve the right, when permitted by law, to do any of the following:

1.	De-register the separate account under the Investment Company Act of 1940;

2.	Manage the separate account under the direction of a committee or discharge such committee at any time;

3.	Operate the separate account as a management company;

4.	Restrict or eliminate any voting rights of policy owners or other persons who have voting rights as to the separate account;

5.	Combine the separate account with one or more other separate accounts; and

6.
Transfer assets of the separate account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term “separate account”, as used in this policy, shall mean the separate account to which the assets were transferred.

NYLU16-                    Page 8

Fixed Account
At any time while this policy is in force, you may allocate premiums, or transfer from an existing sub-account, to the fixed account. The fixed account will earn interest daily at the current rate declared by us. The guaranteed minimum interest rate is an effective annual rate compounded daily. The guaranteed minimum interest rate used to compute policy values in the fixed account is shown on the Policy Data pages. We may credit an interest rate greater than the minimum stated.

Transfer and Transfer Fees
You may transfer amounts between sub-accounts and/or the fixed account. We reserve the right to impose a $10 transfer fee on the second and subsequent transfers within a calendar month, to require a minimum transfer amount as shown on the Policy Data pages, and to limit the number of transfers in any policy year. Additional restrictions apply to transfers from or to the fixed account as discussed below.

This policy is not designed to serve as a vehicle for frequent transfers. If you execute frequent transfers, we reserve the right to restrict your transfer privileges in accordance with federal securities laws. Such restrictions will be applied in a manner reasonably designed to prevent any use of the transfer right which is considered by us to be to the disadvantage of other policy owners.

At any time, without notice, we may suspend, modify or terminate your privilege to make transfers via telephone, facsimile, overnight delivery or via other electronic or automated means. In addition, we reserve the right to refuse any transfer request if, in our sole discretion:

1.
We believe that a specific transfer request or group of transfer requests may have a detrimental effect on unit values or the share prices of the underlying portfolios or would be to the disadvantage of other policy owners; or

2.
We are informed by one or more of the underlying portfolios that the purchase of shares is to be restricted because of frequent trading or a specific transfer request or group of transfer requests are deemed to have a detrimental effect on share prices of the affected underlying portfolios.

We may revise these restrictions at any time as necessary to protect the interests of policy owners or to comply with regulatory requirements in accordance with federal securities laws.

Transfers from the fixed account to the sub-accounts may only be made during the 60-day period beginning on the issue date or the policy anniversary. Transfer requests received at any other time will not be processed.

Separate Account Modifications
We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the portfolio shares underlying the sub-accounts of the separate account. We will not substitute any share attributable to your interest in a sub- account without notice to you, to the extent required by the Investment Company Act of 1940, as amended, (“the Act”).

We reserve the right to establish additional sub-accounts of the separate account, each of which would invest in shares of another portfolio. You may then instruct us to allocate premium payments or transfers to such sub-accounts, subject to any terms set by us or the portfolio. We also reserve the right, subject to applicable laws and regulations, to discontinue accepting premium payments and/or discontinue permitting transfers into sub-accounts of the separate account after providing notice to you.

Deferment of Payments
We will pay any amounts due under the separate account of this policy within seven days, unless:

1.	The New York Stock Exchange is closed for other than usual weekends or holiday closings, or trading on such exchange is restricted;

2.	An emergency exists as defined by the Securities and Exchange Commission; or

3.	The Securities and Exchange Commission permits delay for the protection of policy owners.

For amounts due under the fixed account, we may defer payment of any net surrender value for up to six months and any loan amount, unless it is to pay a premium to us, for up to six months.

NYLU16-                    Page 9

POLICY VALUE
On the issue date or, if later, the date the first premium is received, the policy value is the net premium less the monthly deduction for the first policy month. On any other day, the policy value is the sum of the values in each sub-account, plus the value of the fixed account and the loan account. The minimum policy value is zero.

On each valuation date, the value in a sub-account is:

1.	The value of the sub-account on the preceding valuation date, multiplied by the net investment factor for the sub-account for the current valuation period; plus

2.	Any net premium received and allocated to the sub-account during the current valuation period; plus

3.	Any policy value transferred to the sub-account during the current valuation period; minus

4.	Any policy value transferred from the sub-account during the current valuation period; minus

5.	Any partial withdrawals from the sub-account during the current valuation period; minus

6.	The portion of any monthly deduction allocated to the sub-account during the current valuation period for the policy month following the monthly deduction day.

The value in the fixed account equals:

1.	Any net premiums allocated to it; plus

2.	Any policy value transferred to it from the sub-account; plus

3.	Interest credited to it; minus

4.	Any policy value transferred out of it; minus

5.	Any partial withdrawals taken from it; minus

6.	Any monthly deduction charge taken from it.

The value in the loan account equals:

1.	Any policy value transferred from the fixed account or sub-accounts; minus

2.	Any policy value transferred to the fixed account or sub-accounts; plus

3.	Interest adjustments

All policy values are not less than the minimum values and benefits required by applicable law. Detailed explanations of methods of calculation are on file with appropriate regulatory authorities.

Net Investment Factor
The net investment factor measures investment performance of a sub-account during a valuation period. The net investment factor is A divided by B:

Where A is:

1.	The net asset value per share of the portfolio held in the sub-account at the end of the current valuation period, plus

2.	The per share amount of any dividend or capital gain distribution made by the portfolio during the current valuation period, plus or minus

3.
A per share credit or charge with respect to any taxes which we paid or for which we reserved during the valuation period which are determined by us to be attributable to the operation of the sub-account (no federal income taxes are applicable under present law); and

Where B is the net asset value per share of the portfolio held in the sub-account at the end of the previous valuation period.

Premium Expense Charge
Upon receipt of each payment and before allocation of the payment to the sub-accounts or fixed account, we will deduct a premium expense charge. This charge, shown on the Policy Data pages, is a percentage of the premium received.

Monthly Per $1000 of Face Amount Charge
The monthly per $1000 of initial face amount charge information is shown on the Policy Data pages and varies by issue age, sex, payment class, and face amount of the insured. The Tier 1 monthly per $1000 of initial face amount rate is multiplied by the first
$100,000 of initial face amount, divided by 1000. If the initial face amount is greater than $100,000, the Tier 2 monthly per $1000 of initial face amount rate is multiplied by the initial face amount in excess of $100,000, divided by 1000.

A monthly per $1000 of face amount charge will also be assessed for each increase in face amount for the first 30 policy years following the effective date of each increase. The applicable charge is equal to the amount of increase multiplied by a rate, which varies based on the attained age, sex, payment class, and face amount of the insured, divided by 1000.

Monthly Mortality and Expense Risk Charge
The monthly mortality and expense risk charge is equal to the annual mortality and expense risk rate shown on the Policy Data pages for the appropriate policy year times the total value in the sub-account on the monthly activity day.

Cost of Insurance
The cost of insurance is determined as follows:

1.	Divide the death benefit as of the prior monthly activity day by 1.0032737.

2.	Subtract the policy value as of the prior monthly activity day.

3.
Multiply the result by the current cost of insurance rate divided by 1000. The cost of insurance rate is based on multiple factors, including, but not limited to, the insured's sex, issue age, policy year, payment class, and face amount. We may change the cost of insurance rates for any reason at any time, but they will never be more than the guaranteed maximum rates shown on the Policy Data pages.

Monthly Deductions
The monthly deduction is the sum of:

1.	A monthly policy fee, not to exceed the maximum monthly policy fee shown on the Policy Data pages; and

2.	The monthly per $1000 of face amount charge; and

3.	The monthly mortality and expense risk charge; and

4.	The monthly cost of insurance for the policy; and

5.	The monthly cost of any riders attached to the policy.

The monthly deduction will be zero beginning on the policy anniversary following the insured’s 121st birthday.

SURRENDER VALUE
The net surrender value of this policy is the amount we will pay you if you ask us to terminate this policy. It is equal to the policy value minus the surrender charge, minus any policy debt. If the surrender charge is greater than the policy value, the surrender value is zero. We may defer the payment of the net surrender value for up to six months after your request. If we defer payment for more than 10 days after receipt of your written request, we will pay a rate of interest that is not less than the rate of interest currently paid by us on proceeds left under an interest settlement option.

Surrender Charge
The maximum surrender charges we will assess, based on the face amount at issue, are shown on the Policy Data pages. An additional surrender charge will apply to an elective increase in face amount. From the effective date of the increase, the new additional surrender charge will continue for 10 years. The additional surrender charge on an increase is calculated as follows:

1.	The surrender charge factor; multiplied by

2.	The increase in face amount divided by 1000; multiplied by

3.	The surrender charge percentage.

The surrender charge factor and surrender charge percentage, shown in the tables on the Policy Data pages, vary by sex, increase payment class, and attained age.

Continuation of Coverage
If you stop making payments, this policy and any riders will remain in effect as long as the net surrender value covers the monthly deductions or the policy is still in force as defined in the Safety Net Premium provision. This Continuation of Coverage provision does not continue any riders beyond their scheduled termination dates.

Partial Withdrawal
You may request a partial withdrawal of your net surrender value by making a request in writing in a form satisfactory to us. Your partial withdrawal will be effective on the next valuation date. You may specify how much of your partial withdrawal you want taken from each sub-account or from the fixed account. However, you may not withdraw from the fixed account more than the total withdrawal times the ratio of the fixed account to your total policy value immediately prior to the withdrawal. The partial withdrawal service fee, as shown on the Policy Data pages, will be assessed on each partial withdrawal and may be deducted from the sub-accounts and fixed accounts in the same proportion as the partial withdrawal.

The policy value will be reduced by the amount of any partial withdrawal and the partial withdrawal service fee. If your policy has Death Benefit Option 1, the face amount will also be reduced by the amount of any partial withdrawal. The minimum partial withdrawal amount is $250 and the maximum partial withdrawal amount may not reduce the net surrender value below $500. Withdrawals will first be applied to the most recent increase in face amount successively and finally to the initial face amount.

We may defer the payment of any partial withdrawal for up to six months after your request. We will continue to credit interest during this time.

Reduced Paid-Up
You may stop making payments and keep the policy in force as reduced paid-up endowment at age 121 insurance. The net surrender value will be used as a single premium based on the insured’s sex, age and payment class at the time the option is elected. The amounts of paid-up endowment at age 121 which can be purchased per $100.00 of net surrender value are shown on the Policy Data pages. You may request this benefit by writing to us. The reduced paid-up policy will have its own surrender value. The surrender value of a paid-up option surrendered within 30 days of a policy anniversary will not be less than the present value of future guaranteed benefits on the anniversary. If the net surrender value is greater than the net single premium for the policy death benefit, we will limit the net single payment to the net single premium, and pay you the difference in a lump sum.

Basis of Values
Minimum surrender values and guaranteed cost of insurance rates are based on the 2017 CSO Mortality Table, age last birthday, male or female, smoker or nonsmoker, as applicable. For issue ages 0 to 17 only, minimum surrender values and guaranteed cost of insurance rates are based on the 2017 CSO Composite Mortality Table, age last birthday, male or female, as applicable. The surrender value at all times reflects the payments that you have made and the time elapsed in the policy year. The minimums are not less than those required by the state in which the policy was delivered.

Indeterminate Charges and Credits
Indeterminate charges are those charges in the policy that provide a guaranteed maximum amount while allowing us to charge any amount below this maximum level. Indeterminate credits are those credits in the policy that provide a guaranteed minimum amount while allowing us to credit amounts in excess of the minimum. Changes to the indeterminate charges or indeterminate credits will be based upon experience factors, which include but are not limited to: investment earnings, mortality, expenses, persistency, and changes in taxes or regulations.

We have the right to change the interest credited to this policy, the cost of insurance, and any indeterminate expense charges deducted under this policy. Additional amounts are non-forfeitable after they have been credited to this policy, except indirectly due to surrender charges.

Attainment of Age 121
Beginning with the policy anniversary following the insured’s 121st birthday, no monthly deduction will be charged, and the death benefit will be greater than or equal to the policy value. The policy value will continue to be credited with interest and policy loans will continue to accrue interest, and policy loans will still be available. The death benefit will continue to be determined in accordance with

NYLU16-                    Page 12

the terms of the Death Benefit provision. Premiums will not be accepted after the first policy anniversary following the insured’s 121st birthday except to keep the policy in force. Withdrawals are available after the insured’s attained age 121.

LOANS
While this policy is in force, you may take a loan under this policy. The minimum loan amount is $250. The total amount of loans cannot be more than the maximum loan described in this provision. This policy will be the sole security for the loan. Policy debt on this policy has priority over the claims of any other person. We may defer the payment of any loan for six months after your request, unless the loan is to pay a premium to us.

The maximum loan that can be taken at any time must comply with the following conditions:

1.	The total policy debt after the loan is taken cannot exceed 75% of the surrender value; and

2.	The net surrender value after the loan is taken must be sufficient to cover the most recent total monthly deduction multiplied by 3.

When a policy loan is made, a portion of the policy value sufficient to secure the loan will be transferred to the loan account from the fixed account and sub-accounts. This transfer will reduce the policy value in the fixed account and sub-accounts. Any loan interest that is due and unpaid will also be transferred. All loan amounts will be transferred from the sub-accounts and the fixed account to the loan account in the same allocation percentages as specified for premium payments. However, we will not withdraw loan amounts from the fixed account equaling more than the total loan multiplied by the ratio of the fixed account to your total account value immediately prior to the loan. If this is the case, the transfers from the sub-accounts will be increased proportionately based on the premium payment allocation percentages without the fixed account. Amounts transferred to the loan account will no longer be affected by the investment experience of the separate account and will instead accrue interest at the annual loan credited rate as shown on the Policy Data pages.

Policy loans reduce the amount available upon surrender of the policy and the amount available upon the death of the insured. If your policy debt exceeds the surrender value, this policy will terminate except as provided in the Grace Period provision. As provided in the Grace Period provision, we will send a written notice to you and any assignee of record at least 30 days before the policy terminates.

Loan Interest
An amount equal to your policy value less all premiums paid may be taken as a preferred loan. The annual loan interest rate charged for preferred loans is shown on the Policy Data pages. A standard loan is the amount that may be borrowed from the remaining net surrender value. The annual loan interest rate for standard loans is shown on the Policy Data pages. After the initial surrender charge period, all new and existing loans will be charged the interest rate for preferred loans.

Interest on policy loans accrues daily and is due at the end of each policy year. Any interest not paid when due becomes part of the policy loan and will bear interest at the rates described in this provision. The amount of the policy value equal to the policy loan will be credited interest at the loan credited rate shown on the Policy Data pages, regardless of the rate credited to the unloaned policy value.

Loan Repayment
As long as the policy remains in force, the policy debt may be repaid in whole or in part without penalty at any time while the insured is living. You may designate whether a payment to us is a loan payment and/or premium. Any payment received will be assumed to be paid in accordance with any payment notice we have provided you. If payment is received other than as provided by a payment notice, the payment will be assumed to be a premium payment. Loan repayments will be returned to the separate account. If you do not repay the policy debt, we will deduct the policy debt from the amounts we pay pursuant to the terms of this policy.

OTHER TERMS OF YOUR POLICY
Our Contract With You
This policy, including any endorsements and riders, the attached signed application, and any supplemental application(s) attached to this policy when changes in insurance coverage become effective, are the entire contract. The policy is issued based upon your application and the payment made by you.

All statements made by or by the authority of the applicant in an application are representations and not warranties. No material misrepresentations will be used to challenge any claim or to void any liability under this policy unless the material misrepresentation is

NYLU16-                    Page 13

contained in an application and a copy of the application is attached to this policy when it is issued or when a change in insurance coverage becomes effective.

Only our officers have authority to change this policy. No agent may do this. Any change must be written. Except where such change or amendment is required to conform the policy to applicable New York and federal law, any such change or amendment cannot be effective without prior approval of the New York Department of Financial Services. If such change or amendment reduces your rights or benefits under this policy, we will obtain your prior written consent before the change or amendment becomes effective.

When Protection Starts
This policy becomes effective on the issue date only if the insured is then living, all underwriting requirements have been completed, and the minimum initial payment has been paid in full.

Termination
This policy will terminate upon the earliest of the following events:

1.	Surrender of the policy; or

2.	End of the grace period; or

3.	Death of the insured.

Misstatement of Age or Sex
If the insured's age or sex shown on the application has been misstated, any amount payable or benefit accruing under the policy shall be such as the premium would have purchased at the correct age and sex. We will not make any retrospective adjustments to the current policy value but will adjust future monthly deductions reflecting the correct age and sex.

Reclassification
After the first policy year, we will consider a reclassification to a more favorable payment class. The reclassification will be subject to our general underwriting requirements in effect at the time of the reclassification request. Reclassification may possibly have adverse tax consequences. We recommend that you consult your personal tax advisor prior to requesting reclassification to assess the tax treatment for your individual circumstances.

For a reclassification from a smoker to a non-smoker, the insured must not have used tobacco or nicotine products within the 12- month period prior to the request. The request will be subject to our general underwriting requirements in effect at the time of the request and may include criteria other than tobacco or nicotine use. We reserve the right to test urine or other bodily fluids for the presence of nicotine. We also reserve the right to deny reclassification to a non-smoker class if the insured has developed a material medical condition as a result of past use of tobacco or nicotine products.

After reclassification, any applicable required premium, cost of insurance charges, and expense charges will be based on the new payment class. Reclassification will not change the amount of coverage your policy provides. Reclassification does not create a new contestability period. Please see the Incontestability provision for an explanation of the contestability period.

You may receive the forms for requesting reclassification by contacting us. Upon our receipt of your request, we will send you the forms that must be filled out and returned to us to request reclassification.

Incontestability
We will not contest this policy after it has been in force during the lifetime of the insured for two years from the issue date unless one of the following exceptions occurs:

1.
Any increase in face amount: This contestable period with respect to the increase amount will be measured during the lifetime of the insured for two years from the effective date of the increase with respect to material misrepresentations on the application for the increase.

2.
Reinstatement of this policy or any riders: This contestable period will be measured during the lifetime of the insured for two years from the reinstatement date with respect to material misrepresentations on the application for the reinstatement.

3.	An attached or subsequently issued rider has a separate incontestability provision. This contestable period will be measured in accordance with the incontestability provision provided in the rider.

NYLU16-                    Page 14

4.	Any term conversion: This contestable period will be measured during the lifetime of the insured for two years from the issue date of the original term insurance policy.

We may contest this policy at any time for the failure to make sufficient payments to cover the monthly deductions required to keep this policy and its riders in force.

Suicide
If the insured dies by suicide within two years from the issue date of the policy, we will only pay an amount equal to the gross premium payments minus any policy debt and partial withdrawals, and the policy will terminate. If the insured dies by suicide within two years of the effective date of any increase in face amount, we will refund the cost of insurance for the increase.

Exchange of Plan
You may exchange this variable policy plan within two years of the issue date, for a plan of permanent fixed benefit insurance so that values do not vary with the investment experience of the separate account. This exchange will be implemented by transferring your policy value to the fixed account and removing your future right to allocate funds to the separate account. We will issue an endorsement amending the policy upon the implementation of this exchange. This transfer will not be subject to the excess transfer fee.

Annual Report
Each year we will send you an annual report following the policy anniversary. Each report will provide information on various transactions that took place during the policy year just completed, as well as information on the current status of the policy. This information will include items such as:

1.	The beginning and end dates of the current report period.

2.	The policy value as of the end of the current and prior year.

3.	Payments, withdrawals, and transfers made during the year.

4.	The monthly deductions and expense charges made during the year.

5.	Investment experience of the sub-accounts and fixed account during the year.

6.	The current death benefit.

7.	The current surrender value.

8.	The amount of policy debt.

9.	The status of the Safety Net Premium provision of the policy on the date of the report.

10.	A description of policyholder actions that may affect the Safety Net Premium provision.

11.	A warning that an additional lump sum payment at the end of the safety net period may be required to keep the policy in force.

12.	Amount available for loan.

Illustrative Report
In each policy year after the first, you may request one free illustrative report that projects future policy values. After the first illustrative report has been requested, we may charge you a fee for any additional illustrative reports requested in that same policy year. The fee will not exceed $25.00, and we will inform you of the current charge before sending any additional illustrative reports. The illustrative report content will be at our sole discretion but will include any information required by law or regulation.

Conformity With State Law
This policy is subject to the laws of the state where the policy was delivered. If any part of the policy does not comply with the law, we will consider that part of the policy modified to comply with the applicable state law of the state where the policy was delivered.

Nonparticipating
This policy does not share in our profits or surplus earnings. We will pay no dividends on this policy.

NYLU16-                    Page 15

Compliance With Federal Laws
This policy should be construed to comply with Sections 7702 and 7702A of the Internal Revenue Code.

The two requirements below are intended to maintain the status of this policy as life insurance under the current Internal Revenue Code:

First, the amount of payments that you may pay is limited by law. We will conduct a test no less frequently than annually, and return any excess payments, with interest, within 60 days of the end of the policy year in which the excess payments were paid.

Second, the death benefit payable may not be less than the applicable percentage of the policy value. This percentage is based on the attained age as shown in the following table:

Attained Age	Applicable Percentage	Attained Age	Applicable Percentage
0 to 40	250	61	128
41	243	62	126
42	236	63	124
43	229	64	122
44	222	65	120
45	215	66	119
46	209	67	118
47	203	68	117
48	197	69	116
49	191	70	115
50	185	71	113
51	178	72	111
52	171	73	109
53	164	74	107
54	157	75 to 90	105
55	150	91	104
56	146	92	103
57	142	93	102
58	138	94 to 99	101
59	134	100 and above	100
60	130
We will conduct a test monthly and increase the death benefit, subject to our then current underwriting limits, to be equal to the applicable percentage of your policy value, if necessary. If we cannot increase the death benefit due to underwriting limits, we will return that amount of payments necessary so that the death benefit will be equal to the applicable percentage of your policy value.

If it is necessary for us to return payments to you, we will return them within 60 days of the end of the policy year in which they were paid. However, we will not refund such payment if it is necessary to keep this policy in force at the same death benefit amount prior to the premium payment. You may submit an application for an increase in base face amount subject to the conditions in the Change of a Face Amount provision of this policy.

We reserve the right to amend the policy to comply with:

1.	Requirements of the Internal Revenue Code;

2.	Any regulations or rulings issued under the Internal Revenue Code; and

3.	Any other requirements imposed by the Internal Revenue Service.

We will give you a copy of any such amendment, and any such amendment cannot be effective until it is approved by the New York Department of Financial Services.

NYLU16-                    Page 16

Settlement
The net death benefit payable to a beneficiary, or the net surrender value in the event you withdraw it, will be paid in one sum or applied to any settlement option we then provide. When we pay the proceeds, we may ask that this policy be returned to us. After payments under a settlement option have started, no changes to the payments are permitted.

Settlement options will include:

1.	We will pay a selected monthly income until the proceeds, with interest, are exhausted.

2.
We will pay a monthly income, based upon the amount of proceeds, interest rate and the age and sex of the person or persons receiving the funds, for a selected period or the lifetime of the person or persons to whom the funds are being paid.

If the payee chooses monthly income with a guaranteed period, and a longer guaranteed period would provide the same monthly income, then we will deem that the payee has chosen the longest guaranteed period that would produce the same monthly income.

We guarantee that the rate of interest used to calculate the monthly benefit will not be less than an annualized effective interest rate of 1%. We may pay interest in excess of the guaranteed rate. We will issue a supplementary contract setting forth the benefits to be paid and the rights of the beneficiary. Each election must include at least $5,000 of policy proceeds and must result in installment payments of not less than $50.

The following tables contain the guaranteed monthly payment per $1000 of policy proceeds applied, which were calculated using the Annuity 2000 Mortality Tables and an annualized effective interest rate of 1%. For ages, guaranteed payment periods, combinations of sex, payment frequencies and annualized effective interest rates not shown in these examples, payment factors will be calculated on a basis consistent with the factors shown. The adjusted age of the beneficiary is used to determine the appropriate monthly payment factor to apply for the selected settlement option. The adjusted age is the actual age of the beneficiary (ies) on the settlement date, subtracted by two, reduced by one year for each six full calendar years between January 1, 2000 and the settlement date.

Life Income with Guaranteed Payment Period:
Period:	Monthly Installment

NYLU16-                    Page 17

Beneficiary's Adjustment	10 Year Certain		15 Year Certain		20 Year Certain
	Male	Female	Male	Female	Male	Female
55	$3.34	$3.07	$3.29	$3.04	$3.20	$2.99
56	3.43	3.14	3.37	3.11	3.27	3.06
57	3.52	3.22	3.45	3.19	3.34	3.13
58	3.61	3.30	3.54	3.26	3.41	3.19
59	3.71	3.39	3.62	3.35	3.48	3.27
60	3.82	3.49	3.72	3.43	3.55	3.34
61	3.93	3.58	3.81	3.52	3.62	3.41
62	4.05	3.69	3.91	3.61	3.69	3.49
63	4.17	3.80	4.01	3.71	3.77	3.57
64	4.30	3.91	4.11	3.81	3.84	3.64
65	4.44	4.03	4.22	3.92	3.91	3.72
66	4.58	4.16	4.32	4.03	3.97	3.8
67	4.72	4.30	4.43	4.14	4.04	3.88
68	4.88	4.44	4.54	4.25	4.10	3.95
69	5.03	4.59	4.65	4.37	4.16	4.02
70	5.20	4.75	4.76	4.49	4.21	4.09
71	5.37	4.92	4.86	4.61	4.27	4.16
72	5.54	5.10	4.97	4.73	4.31	4.22
73	5.72	5.28	5.07	4.85	4.36	4.28
74	5.90	5.47	5.17	4.96	4.39	4.33
75	6.08	5.67	5.26	5.08	4.43	4.37
76	6.26	5.87	5.35	5.19	4.46	4.41
77	6.45	6.07	5.43	5.29	4.48	4.45
78	6.63	6.28	5.50	5.38	4.51	4.48
79	6.81	6.49	5.57	5.47	4.52	4.50
80	6.99	6.70	5.63	5.55	4.54	4.52
81	7.16	6.90	5.69	5.62	4.55	4.54
82	7.33	7.10	5.74	5.68	4.56	4.55
83	7.49	7.29	5.78	5.74	4.57	4.56
84	7.64	7.47	5.82	5.79	4.58	4.57
85	7.78	7.64	5.85	5.83	4.58	4.58
86	7.91	7.79	5.88	5.86	4.59	4.58
87	8.03	7.93	5.90	5.89	4.59	4.59
88	8.14	8.05	5.92	5.91	4.59	4.59
89	8.23	8.17	5.94	5.93	4.59	4.59
90	8.32	8.26	5.95	5.94	4.59	4.59

NYLU16-                    Page 18

Guaranteed Payment Period:

No. of Years	Monthly Payment	No. of Years	Monthly Payment
1	$83.71	11	7.99
2	42.07	12	7.36
3	28.18	13	6.83
4	21.24	14	6.37
5	17.08	15	5.98
6	14.3	16	5.63
7	12.32	17	5.33
8	10.83	18	5.05
9	9.68	19	4.81
10	8.75	20	4.59

NYLU16-                    Page 19

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY
Allstate Life Insurance Company of New York will pay the death benefit upon receipt of due proof of the death of the insured, subject to the terms and conditions of this policy. Minimum initial payment is required to issue this policy. Payments are flexible for life. This policy does not pay dividends.

The amount or duration of the death benefit provided by this policy when based on the investment experience of the separate account is variable and not guaranteed as to a fixed dollar amount. The policy value resulting from premium payments allocated to the separate account will decrease and increase based on the investment experience of the separate account.

NYLU16-                    Page 20

Allstate Life Insurance Company of New York
{1-800-366-1411}

CONTINUATION OF PAYMENT RIDER

General

1.	The “policy” is the policy to which this rider is attached.

2.
Coverage provided by this rider begins on the issue date of the policy unless it is issued after the date the policy is issued. In such a case, coverage begins on the date this rider is added to the policy.

3.	This rider does not have surrender values or loan values.

4.	This rider is subject to all terms and conditions of the policy, except as provided in this rider.
Benefit
We will credit the policy with payments equal to the monthly disability benefit on each monthly activity day under the following conditions:

1.	After the insured becomes totally disabled; and

2.	While total disability continues.

The benefit provided by this rider may not be sufficient to keep the policy in force. You may need to make additional premium payments and/or payments on any outstanding loans to keep the policy in force while total disability continues.
Monthly Disability Benefit
The monthly disability benefit is shown on the Policy Data pages. At any time after the first policy year, you may request an increase or decrease in the monthly disability benefit by making a written request in a form satisfactory to us. An increase is not permitted while the insured is disabled as defined in the rider.

You must submit a new application for an increase in the monthly disability benefit, which shall be subject to our approval. Increases will require additional underwriting. An increase will take effect on the monthly activity day after the date we approve it. A decrease will take effect on the monthly activity day after the date we receive your request. You may not increase the monthly disability benefit more than once per year. You may not decrease the monthly disability benefit to less than $10.
Cost of Rider
The cost for this rider is included in the monthly deductions for the policy as shown on the Policy Data pages. The cost of this rider is based on multiple factors, including, but not limited to, the insured’s sex, issue age, and monthly disability benefit. You may make payments while the insured is disabled. The monthly disability benefit payments credited to the policy will not be reduced due to any payments that you make.

Premiums and Deductions During the First Six Consecutive Months of Continuous Total Disability
During the first six consecutive months of continuous total disability, premium payments large enough to keep the policy in force must be paid, as provided in the Safety Net Premium and Grace Period provisions of the policy.

After the insured has been totally disabled for six consecutive months, you must give us due proof of total disability. When we approve a claim for this benefit, we will also credit the policy with the monthly disability benefit for the months since the insured became disabled; however, no benefit payments will be credited for months more than one year prior to the time we receive proof of claim.
Total Disability
Total disability is defined as the incapacity of the insured, resulting from injury or disease, to engage in any occupation for remuneration or profit.

Total disability of the insured requires:

1.	Total disability must be continuous for six consecutive months; and

2.	The total disability must be deemed to be permanent, but only with respect to determining the commencement of disability benefits; and

3.	The insured must be certified as totally disabled by a licensed physician other than the insured; and

4.	Total disability must begin after the issue date of this rider and before the rider expiry date shown on the Policy Data pages.

NYLU16-                    Page 21

Notice of Claim and Proof of Total Disability
Written notice of a claim and proof of total disability must be given to us during the lifetime of the insured and within one year after the beginning of total disability, except in the absence of legal capacity. Failure to give notice and proof within one year period will not invalidate a claim if it is shown that the notice and proof were given as soon as was reasonably possible.

Prior to the approval of any claim for this benefit and while total disability continues, we may require that the insured be examined by a physician we choose.
Proof of Continuance
After approval of a claim for this benefit, we may require proof of the continuance of total disability. We will not require proof more often than once a year after total disability has continued for two full years. Failure to furnish proof of disability within the time required shall not invalidate or reduce any claim if it was not reasonably possible to give proof within such time, provided such proof is furnished as soon as reasonably possible and in no event, except in the absence of legal capacity, later than one year from the time proof is otherwise required.
Notice of Recovery From Total Disability
You must give notice to us as soon as reasonably possible when total disability ceases.
Recurrence of Prior Total Disability
If, following recovery from a total disability which has continued for at least six consecutive months, the insured suffers another total disability which:

1.	Begins within thirty days of recovery; and

2.	Is due to the same or related causes as the prior total disability;

then the total disability shall be considered to have continued during the period between recovery and recurrence of total disability.
Limitations
The insured will not qualify for benefits provided by this rider if total disability is caused by an intentionally self-inflicted injury or it commences within five years from the issue date of this rider as a result of injuries sustained from an act of war, whether such war is declared or undeclared, provided such act occurs while the insured is outside the fifty states of the United States, the District of Columbia, and Canada.
Reinstatement
If this rider terminates at the end of the grace period and prior to the death of the insured, this rider may be reinstated. To reinstate this rider the policy must be reinstated, and we must receive the proof we require that the insured is still insurable. This rider cannot be reinstated after the rider expiry date shown on the Policy Data pages.

The effective date of reinstatement will be the date we approve the reinstatement. When this rider is reinstated, a new two-year contestable period will apply with respect to material misrepresentations made on the application for reinstatement. The contestable period is explained in the Incontestability provision of this rider.
Incontestability
We will not contest this rider after it has been in force during the lifetime of the insured for two years from the issue date unless one of the following exceptions occurs:

1.
Any increase in benefit amount: This contestable period with respect to the increase amount will be measured during the lifetime of the insured for two years from the effective date of the increase with respect to material misrepresentations made on the application for the increase.

2.
Reinstatement of this rider: This contestable period will be measured during the lifetime of the insured for two years from the reinstatement date with respect to material misrepresentations made on the application for reinstatement.

We may contest this rider at any time for the failure to make sufficient payments to cover the monthly deductions required to keep the policy and this rider in force.

NYLU16-                    Page 22

When This Rider Terminates
This rider will terminate on the earliest of the following events:

1.	The rider expiry date as shown on the Policy Data pages; or

2.	The monthly activity day after you make a written request to terminate this rider; or

3.	The date the policy terminates.

Termination will not affect a claim for the benefit that satisfies the requirements of the Benefit provision.

Angela Fontana	Mary Jane Fortin
Secretary	President

NYLU16-                    Page 23

Allstate Life Insurance Company of New York
{1-800-366-1411}

GUARANTEED INSURABILITY RIDER

General

1.	The “policy” is the policy to which this rider is attached.

2.	Coverage provided by this rider begins on the issue date of the policy, and this rider is made part of the policy on that date.

3.	This rider does not have surrender values or loan values.

4.	This rider is subject to all terms and conditions of the policy, except as provided in this rider.

Benefit
You have the option to increase the face amount of the policy on a scheduled option date or on an unscheduled option date as provided by this rider. We will not require proof that the insured is still insurable. The premium for the face amount increase is based on multiple factors, including but not limited to, the insured’s sex, attained age, face amount increase, and the most comparable payment class. The option to increase the face amount, as of any particular option date, if not exercised, expires at the end of the period during which such option was available. The maximum increase amount provided by this rider on each option date is the rider amount shown on the Policy Data pages. The minimum increase amount is $10,000. A disability of the insured will have no impact on this benefit.

Cost of Rider
The cost for this rider is included in the monthly deductions for the policy. The cost for this rider is based on multiple factors, including, but not limited to, the insured's sex, issue age, payment class, and increase amount.

Scheduled Option Dates
The policy anniversaries following the insured’s attainment of ages 25, 28, 31, 34, 37, and 40 are scheduled option dates. E ach time you exercise an increase on an unscheduled option date, it cancels the next scheduled option date. For every unscheduled option date exercised, a scheduled option date will be cancelled. The option to increase the face amount on a scheduled option date is subject to all of the following conditions:

1.	You must request the option in writing in a form satisfactory to us;

2.	The form requesting the option must be received by us within 60 days before or after the scheduled option date; and

3.
The effective date of the increase will be the scheduled option date if the request for the increase is received on or prior to that scheduled option date. Otherwise, the effective date of the increase will be the monthly activity day on or following the date the request is received by us.

Unscheduled Option Dates
You will have the option to increase the face amount within the 90 day period after each of the following qualifying events provided there is at least one scheduled option date remaining:

1.	The first marriage of the insured after the issue date; or

2.	The birth of a living child of the insured’s marriage; or

3.	The legal adoption of a child by the insured.

The option to increase the face amount on an unscheduled option date is subject to the following conditions:

1.	You must request the option in writing in a form satisfactory to us and you must submit proof of the qualifying event;

2.	The form requesting the option and proof of the qualifying event must be received by us within 90 days after the qualifying event;

NYLU16-                    Page 24

and

3.	The effective date of the increase will be the monthly activity day on or following the date the request is approved by us.

Use of the option on unscheduled option dates does not increase the total number of option dates available by this rider.
Reinstatement
If this rider terminates at the end of the grace period and prior to the death of the insured, this rider may be reinstated. To reinstate this rider the policy must be reinstated, and we must receive the proof we require that the insured is still insurable in the same payment class this rider was issued in. This rider cannot be reinstated after the rider expiry date shown on the Policy Data pages.

The effective date of reinstatement will be the date we approve the reinstatement. When this rider is reinstated a new two-year contestable period will apply with respect to material misrepresentations made on the application for reinstatement. The contestable period is explained in the Incontestability provision of this rider.

Incontestability
We will not contest this rider after it has been in force during the lifetime of the insured for two years from the issue date, except when this rider is reinstated. When this rider is reinstated, a new contestable period will be measured during the lifetime of the insured for two years from the reinstatement date with respect to material misrepresentations made on the application for reinstatement.

We may contest this rider at any time for the failure to make sufficient payments to cover the monthly deductions required to keep the policy and this rider in force.

Misstatement of Age or Sex
If the insured's age or sex shown on the application has been misstated, any benefit amount provided by this rider will be adjusted to the amount that the most recent cost of insurance charge made would have purchased at the correct age and sex. We will adjust future monthly deductions reflecting the correct age and sex.

When This Rider Terminates
This rider will terminate on the earliest of the following events:

1.	The rider expiry date as shown on the Policy Data pages; or

2.	The exercise of the option on the last option date; or

3.	The monthly activity day after you make a written request to terminate this rider; or

4.	The date the policy terminates.

Angela Fontana	Mary Jane Fortin
Secretary	President

NYLU16-                    Page 25

Allstate Life Insurance Company of New York
{1-800-366-1411}

OVERLOAN PROTECTION RIDER

General

1.	The “policy” is the policy to which this rider is attached.

2.	This rider is attached to and made a part of the policy on the policy issue date.

3.	This rider does not have surrender values or loan values.

4.	This rider is subject to all terms and conditions of the policy, except as provided in this rider.

Benefit
Subject to the conditions described in the Conditions to Exercise This Rider provision and the exercise of the overloan protection benefit, the policy will not lapse, as described in the Grace Period provision in the policy, if the policy debt exceeds the surrender value.

Conditions to Exercise This Rider
You must indicate your intent to exercise this rider by writing to us. The effective date of the election will be the next monthly activity day, as applicable to the policy, after your written request is received. To exercise this rider, all of the following conditions must be met as of the effective date of the election:

1.	The policy has been in force for at least 15 policy years;

2.	The insured has attained age 75;

3.	The death benefit option for the policy must be Option 1;

4.	The policy debt is greater than the face amount;

5.	The policy debt is more than 90% of the surrender value;

6.	The sum of all partial withdrawals must be at least equal to the sum of all premiums paid;

7.	The policy must not be a modified endowment contract (MEC), as defined by federal tax laws, and exercising this rider must not cause the policy to become a MEC; and

8.	The policy debt is no more than 99.9% of the surrender value after the overloan protection election charge has been deducted from the policy value.

9.
Any policy value in a sub-account will be transferred to the fixed account. No transfer charge will be assessed for this transfer. No further transfers will be allowed. Interest will continue to be credited to the policy value.

Rider Election Charge
If you elect to exercise the overloan protection benefit, there will be a one-time overloan protection election charge deducted from the policy value as of the effective date of the election. The overloan protection election charge shall be a percentage of the policy value that will be no greater than 4.5%. If the net surrender value is not sufficient to cover the overloan protection election charge, you may be required to repay enough of the policy debt to cause the net surrender value to be sufficient to cover the overloan protection election charge.

NYLU16-                    Page 26

Impact on the Policy
The following conditions will apply to the policy if you elect to exercise the overloan protection benefit:

1.	The death benefit option for the policy will be Option 1;

2.	No additional premium payments will be accepted;

3.	No additional partial withdrawals may be taken;

4.	No further increases or decreases in face amount will be allowed;

5.	No additional monthly deductions will be taken;

6.	All riders other than this rider will be terminated;

7.	Loan interest will continue to be charged on policy debt. Loan repayments may be made at any time; and

8.
If this rider is attached to a variable life policy, any policy value in a sub-account will be transferred to the fixed account. No transfer charge will be assessed for this transfer. No further transfers will be allowed.

Additional policy loans may be taken after this rider is exercised, but the taking of such a loan may terminate the benefit and cause the policy to lapse.

Impact on Policy Death Benefit
Once the overloan protection benefit has been exercised, the death benefit will be the policy value multiplied by the applicable percentage as defined in the Compliance with Federal Laws provision in the policy.

Reinstatement
If this rider terminates at the end of the grace period and prior to the death of the insured, this rider may be reinstated. To reinstate this rider the policy must be reinstated.

The effective date of reinstatement will be the date we approve the reinstatement. When this rider is reinstated a new two-year contestable period will apply with respect to statements made on the application for reinstatement. The contestable period is explained in the Incontestability provision of this rider.

Incontestability
We will not contest this rider after it has been in force during the lifetime of the insured for two years from the issue date, except if this rider is reinstated. When this rider is reinstated, a new contestable period will be measured during the lifetime of the insured for two years from the reinstatement date. We may contest this rider at any time for the failure to make sufficient payments to cover the monthly deductions required to keep the policy and this rider in force.

When This Rider Terminates
This rider and all rights provided under it will terminate on the earliest of the following events:

1.	The monthly activity day after you make a written request to terminate this rider; or

2.	The date the policy terminates.

Angela Fontana	Mary Jane Fortin
Secretary	President

NYLU16-                    Page 27

Allstate Life Insurance Company of New York
{1-800-366-1411}

AVIATION LIMIT ON DEATH PROCEEDS FOR FLEXIBLE PREMIUM PRODUCTS

General
The ‘insured’ is the person(s) who completed the questionnaire for which this rider was issued. We will limit the amounts we pay if the insured dies by being in or falling from an aircraft. This does not apply if the insured was riding as a passenger in a craft being used:

1. Commercially to transport passengers for hire; or
2. By a private business or government to transport its personnel or guests.

If the insured is the insured under the contract, we will only pay the greater of:

1. A refund of the payments made, less the cost of insurance deductions for any riders; or

2. The reserve.

We will deduct all loans and loan interest from the amount we pay.

The contract and all attached riders will stop at this time.

If the insured is the insured under an Additional Insured Rider, we will only pay:

1. A refund of the deductions made for the Additional Insured Rider with compound interest at 4% a year; or

2. The proceeds that would have been paid, if less.

All riders covering the insured will stop at this time.

Definitions
‘Passenger’ excludes one who receives training or has a duty on an aircraft even if the training or duty does not relate to the trip.

Incontestability
The contract clause on contest does not apply to the AVIATION LIMIT ON DEATH PROCEEDS.

Angela Fontana	Mary Jane Fortin
Secretary	President

NYLU16-                    Page 28

Allstate Life Insurance Company of New York
{1-800-366-1411}

ACCIDENTAL DEATH BENEFIT RIDER

General

1.	The “policy” is the policy or additional insured rider to which this rider is attached.

2.	Coverage pursuant to this rider begins on the issue date of the policy.

3.	This rider is subject to all terms and conditions of the policy, except as provided in this rider.

4.	This rider is made a part of the policy on the policy issue date.

5.	For purposes of this rider, the “insured” is the insured or additional insured as shown on the Policy Data pages if the Accidental Death Benefit Rider is listed as a benefit.
Benefit
We will pay the accidental death benefit amount shown on the Policy Data pages. The amount will be included in the death benefit of the policy and will be paid when we receive proof that the death of the insured:

1.	Resulted from an accidental bodily injury directly and independently of all other causes; and

2.	Occurred within 90 days from the date of injury; and

3.	Occurred while the policy and this rider are in force; and

4.	Is not from a cause listed in the Risks Not Covered provision of this rider.

Where allowed by law, we may have an autopsy performed at our own expense before we make a payment.
Cost of Insurance
The cost for this rider is included in the monthly deductions for the policy as shown on the Policy Data pages. Payments must be paid to keep this rider in force.
Beneficiary
We will pay the benefit provided by this rider to the beneficiary for the policy death benefit.
Risks Not Covered
This benefit will not be payable if the insured’s death resulted from:

1.	War or any act of war, whether or not the insured is in military service. The term “war” includes declared or undeclared war or any conflict between the armed forces of any country or countries.

2.	Suicide.

3.	Attempting an assault or felony.

4.	Disease, infirmity of the body or mind, or treatment for any of these except pyogenic infection of a wound caused by an accident.

5.
Voluntarily taking a drug unless as ordered by a qualified doctor. This exclusion does not apply if the insured dies from an allergic reaction which is caused by taking a prescription or a non-prescription drug in a recommended dosage.

6.	Voluntarily and knowingly:

a)	Inhaling a gas; or

b)	Taking a poison.

NYLU16-                    Page 29

7.	Being in or falling from any kind of aircraft. This does not apply if the insured was riding as a passenger in an aircraft being used:

a)	Commercially to transport passengers for hire; or

b)	By a private business or government to transport its personnel or guests.
“Passenger” excludes one who receives training, has a duty or is performing in-flight activities within the scope of their employment on an aircraft.

8.
A motor vehicle accident that occurs as a consequence of the insured being intoxicated. An insured will be deemed intoxicated if their blood alcohol level is at or above the limit set for criminal prosecution under the laws of the state in which the application was signed.

When This Rider Terminates
This rider will terminate on the earliest of the following events:

1.	The rider expiry date as shown on the Policy Data pages; or

2.	The monthly activity day after you make a written request to terminate this rider; or

3.	The date the policy terminates.
Reinstatement
If this rider terminates it may be reinstated provided you:

1.	Meet the requirements of the Reinstatement provision in the policy; and

2.	Give us the proof we require that the insured is still insurable.
Misstatement of Age or Sex
If the insured's age or sex shown on the application has been misstated, any benefit amount provided by this rider will be adjusted to the amount that the most recent cost of insurance charge made would have purchased at the correct age and sex.

Angela Fontana	Mary Jane Fortin
Secretary	President

NYLU16-                    Page 30

Allstate Life Insurance Company of New York
{1-800-366-1411}

CHILDREN’S LEVEL TERM INSURANCE RIDER

General

1.	The “policy” is the policy to which this rider is attached.

2.
Coverage provided by this rider begins on the issue date of the policy unless it is issued after the date the policy is issued. In such a case, coverage begins on the date this rider is added to the policy.

3.	For purposes of this rider, the “primary insured” is the insured as defined in the policy.

4.	This rider does not have surrender values or loan values.

5.	This rider is subject to all terms and conditions of the policy, except as provided in this rider.
Definitions
Insured child means:

1.
Any child, stepchild, or legally adopted child of the primary insured, if the child is named in the application for the policy or this rider and is less than 18 years old on the issue date of this rider. A stepchild of the primary insured is a child who became a stepchild by reason of the marriage between the primary insured and one of the child’s parents, who shares a residence with the primary insured at the time this rider is issued and who looks to the primary insured for support and maintenance; and

2.
Any child who, after the date of the application, is born of the primary insured, is legally adopted by the primary insured prior to the child’s 18th birthday, or becomes a stepchild of the primary insured before the child’s 18th birthday. A stepchild of the primary insured is a child who became a stepchild by reason of the marriage between the primary insured and one of the child’s parents, who shares a residence with the primary insured at the time the child is added to this rider and who looks to the primary insured for support and maintenance.

Insured child does not mean a stillborn child.
Benefit
The benefit amount provided by this rider is shown on the Policy Data pages. We will pay the benefit amount provided by this rider upon receipt of due proof that an insured child’s death occurred:

1.	While this rider is in force; and

2.	Before the earlier of that insured child’s 25th birthday or the date the rider terminates.
Change of Benefit Amount
At any time after the first policy year, you may request either of the following changes by making a written request in a form satisfactory to us. The change will take effect on the monthly activity day after the date we approve the request.

1.
Increasing the benefit amount. You must submit a new application for an increase in benefit amount. We will require due proof that each insured child is still insurable. We reserve the right to limit the amount of any increases made under this rider.

2.	Decreasing the benefit amount. The benefit amount in effect after any decrease must be at least the minimum amount we establish.
Beneficiary
Unless otherwise provided, any amount payable under this rider upon death of an insured child will be paid to the following:

1.	You, if you were the owner on the rider issue date and you are a living person; otherwise

NYLU16-                    Page 31

2.	The estate of such deceased insured child.

In the event the policy is owned by a business at the time of death of an insured child, the amount payable under this rider will be paid to the estate of such deceased insured child.
Cost of Insurance
The cost for this rider is included in the monthly deductions for the policy as shown on the Policy Data pages.
Continuation of Insurance
If the primary insured dies while this rider is in force, any remaining insurance provided by this rider will continue in force as paid-up term insurance with no further premium payable.
The paid-up term insurance will terminate on each insured child at the earlier of the following events:

1.	On the insured child’s 25th birthday; or

2.	On the rider expiry date as shown on the Policy Data pages.
Exchange for New Policy
The coverage on each insured child may be exchanged for a new policy during the time period that begins 60 days prior to:
1. The child’s 25th birthday; or
2. The expiry date of this rider; whichever shall first occur.
The exchange will be made on all of the following conditions:

1.	This rider must be in force when you make the exchange.

2.	The request for exchange must be written.

3.
The new policy must be a whole life policy, or flexible premium adjustable life policy, or flexible premium variable life policy and selected by us as a plan eligible for exchange from this rider. We will offer one or more such plans as eligible for exchange.

4.	The death benefit of the new policy will not be greater than five times the benefit amount of this rider on the date of exchange, but never less than $10,000.

5.	The issue date of the new policy will be the date of the exchange, except for purposes of the Suicide and Incontestability provisions, which will be calculated from the issue date of this rider.

6.
The premium for the new policy will be based on the benefit amount, the insured child’s sex, attained age, and most comparable payment class applicable to this rider. No new evidence of insurability will be required.

7.	Any benefit riders providing additional benefits in the event of disability or death will be made a part of the new policy only with our consent.
Ownership
Unless otherwise provided in the policy, the owner for purposes of the Exchange for New Policy provisions of this rider will be as follows:

1.	You, if you were the owner on the rider issue date and you are a living person; otherwise

2.	The surviving natural or adoptive parent(s) of the insured child, if living; otherwise

3.	The coverage on the life of each surviving insured child will be owned by that child.
Reinstatement
If this rider terminates at the end of the grace period and prior to the death of the insured child, this rider may be reinstated. To reinstate this rider the policy must be reinstated, and we must receive the proof we require that each insured child is still insurable.

The effective date of reinstatement will be the date we approve the reinstatement. When this rider is reinstated a new two-year contestable period will apply with respect to material misrepresentations made on the application for reinstatement. The contestable

NYLU16-                    Page 32

period is explained in the Incontestability provision of this rider.

Incontestability
We will not contest this rider after it has been in force during the lifetime of each insured child for two years from the issue date unless one of the following exceptions occurs:

1.
Any increase in benefit amount: This contestable period with respect to the increase amount will be measured during the lifetime of the insured for two years from the effective date of the increase, with respect to material misrepresentations made on the application for the increase.

2.
Reinstatement of this rider: This contestable period will be measured during the lifetime of the insured for two years from the reinstatement date, with respect to material misrepresentations made on the application for reinstatement.

We may contest this rider at any time for the failure to make sufficient payments to cover the monthly deductions required to keep the policy and this rider in force.

Misstatement of Age
If the age of an insured child has been misstated, the termination date of the term insurance for that insured child will be based on the correct age.
When This Rider Terminates
This rider will terminate upon the earliest of the following events:

1.	The rider expiry date as shown on the Policy Data pages ; or

2.	On the monthly activity day after you make a written request to terminate this rider; or

3.	The date the policy terminates.

Angela Fontana	Mary Jane Fortin
Secretary	President

NYLU16-                    Page 33

Allstate Life Insurance Company of New York
{1-800-366-1411}

ACCELERATED DEATH BENEFIT RIDER

THE DEATH BENEFIT, POLICY VALUE AND SURRENDER VALUE WILL BE REDUCED IF AN ACCELERATED BENEFIT IS PAID. BENEFITS PAID UNDER THIS RIDER MAY BE TAXABLE AND YOU SHOULD CONSULT YOUR PERSONAL TAX ADVISOR TO ASSESS THE IMPACT OF THIS BENEFIT.

We will pay you the benefit provided by this rider upon due proof that the insured has been diagnosed with a Terminal Illness, subject to the terms and conditions of the policy and this rider. This rider is attached to and made part of the policy on the effective date. The effective date is the issue date of the policy to which this rider is attached.
Definitions
Immediate Family - The spouse, children, parents, grandparents, grandchildren, siblings or corresponding in-laws of you or the insured.

Physician - A licensed medical doctor (M.D.) or a licensed doctor of osteopathy (D.O.) practicing within the scope of his or her license. Physician does not include you, the insured or member of the insured’s or your Immediate Family.

Physician’s Statement - A written statement acceptable to us, signed by a Physician, which gives the Physician’s diagnosis of the insured’s Terminal Illness.

Terminal Illness - A medical condition of the insured that, notwithstanding appropriate medical care, will result in a life expectancy of 12 months or less from the date of the Physician’s Statement.
Conditions of Payment
We will pay you the accelerated benefit amount upon due proof that the insured has a Terminal Illness, subject to the following conditions:

1.	The Terminal Illness first manifests itself on or after the effective date; and

2.	The policy and this rider are in force; and

3.
Proof of Terminal Illness is received by us. This proof will include a properly completed claim form, a Physician’s Statement and any additional information from the Physician we deem necessary. We may require, at our expense, an additional examination by a Physician of our choice; and

4.	A consent form from all irrevocable beneficiaries and from all assignees must be signed and received by us.

This rider provides for the advance of a portion of the death benefit and is not meant to cause involuntary access to proceeds ultimately payable to the beneficiary.
Accelerated Benefit Amount
The maximum accelerated benefit you may request is equal to the lesser of:

1.	80% of the death benefit as of the date the first request is paid; or

2.	$250,000, including all other accelerated benefit amounts paid under all policies issued by us on the life of the insured.
The minimum accelerated benefit you may receive is equal to the lesser of:

1.	25% of the death benefit as of the date the first request is paid; or

2.	$50,000.

The minimum face amount remaining after an accelerated benefit payment is $5,000. A maximum of three accelerated benefit payments may be paid provided the total amount does not exceed the maximum accelerated benefit.

The amount of death benefit which you request to accelerate will be reduced by:

NYLU16-                    Page 34

1.	Any due and uncollected monthly deductions or unpaid premium if a claim occurs during a grace period; plus

2.	An administrative charge of $150, if allowed under the rules and/or regulations of the Internal Revenue Service, for each accelerated benefit request; plus

3.	A pro rata amount of any outstanding loan or lien including any accrued interest; plus

4.
A 12-month actuarial discount which reflects the early payment of the accelerated benefit amount. It will be based on an annual interest rate which has been declared by us. The maximum interest rate used shall be the greater of:

1.	The current yield on 90-day U.S. Treasury Bills; or

2.	The current maximum statutory adjustable policy loan interest rate.

The discount is based upon procedures and standards on file with the Insurance Department of the state in which this rider is delivered.
Effects of Rider on the Policy
After an accelerated death benefit payment is made, the death benefit, face amount, policy value, surrender value, surrender charge, any outstanding policy loan or lien including any accrued interest, and any required premium immediately prior to the payment of the accelerated benefit will be reduced on a pro rata basis. Future values will be calculated according to the methods described in the policy using the reduced amounts.

We will mail to you, for attachment to your policy, a new policy page showing the decrease in policy values resulting from the accelerated benefit payment.
When This Rider Terminates
This rider will terminate on the earliest of the following events:

1.	The date the maximum accelerated benefit is paid; or

2.	The date the third accelerated benefit is paid; or

3.	The monthly activity date after you make a written request to terminate this rider; or

4.	The date the policy terminates.
Reinstatement
If this rider lapses due to non-payment of the policy’s premium, it may be reinstated under the same conditions as the policy. This rider may not be reinstated unless the policy is in force or is being reinstated at the same time. Your rights and our rights will be those that were in effect before the rider lapsed.
Incontestability
We will not contest this rider or any death benefit increase after this rider and any death benefit increase has been in force for two years after its effective date during the lifetime of the insured.
Suicide
We reserve the right to request that you return the difference between the accelerated benefit payment and the premiums paid to us if:

1.	The insured dies from suicide within two years of the issue date of the policy; and

2.	The amount of the accelerated benefit payment was greater than the premiums paid for coverage under the policy.
Payment of Claims
Claim forms may be received by notifying us. We will pay the accelerated benefit amount as a lump sum to you.

NYLU16-                    Page 35

Conformity with State Law
We amend this rider to conform on the effective date, to the minimum requirement of the state in which it is issued.

Angela Fontana	Mary Jane Fortin
Secretary	President

NYLU16-                    Page 36